Exhibit 99.1

News Release

USG Corporation Announces Final Tender Offer Results for 9.75% Senior Notes due 2014

CHICAGO, April 12, 2012—USG Corporation (NYSE:USG) (“USG”) announced today that the cash tender offer (the “Tender Offer”) for any and all of its outstanding 9.75% Senior Notes due 2014 (the “Notes”) (CUSIP Nos. 903293AV0, U90402AB1) expired at 11:59 p.m., New York City time, on April 11, 2012 (the “Expiration Time”). An aggregate principal amount of approximately $118.2 million of Notes were validly tendered in the Tender Offer.

USG expects to accept and make payment today for all of the Notes that were validly tendered at or prior to the Expiration Time in connection with the closing of USG’s previously announced private offering of $250 million aggregate principal amount of its 7.875% Senior Notes due 2020 (the “New Notes”).

Holders of Notes who validly tendered their Notes at or before 5:00 p.m., New York City time, on April 2, 2012 (the “Extended Early Tender Time”), are eligible to receive $1,125.00 per $1,000 principal amount of Notes, which includes an early tender premium of $30 per $1,000 principal amount of Notes (the “Early Tender Premium”). Holders of Notes who validly tendered their Notes after the Extended Early Tender Time, but at or prior to the Expiration Time, are only eligible to receive the tender offer consideration of $1,095.00 per $1,000 principal amount of Notes and will not receive any Early Tender Premium. In addition, accrued interest up to, but not including, the settlement date for the Notes will be paid in cash on all validly tendered and accepted Notes.

This announcement is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell securities. Subject to applicable law, USG may postpone the acceptance for purchase of, and payment for, Notes that were validly tendered at or prior to the Expiration Time.

The New Notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. When issued, the New Notes will not have been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the New Notes will be made only by means of a private offering memorandum.

About USG

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide.

SOURCE: USG Corporation

USG Corporation

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